                                                                     EXHIBIT 2.1

                              REDEMPTION AGREEMENT

                  REDEMPTION AGREEMENT (this "Agreement"), dated as of March 5, 1997, among Westinghouse Air Brake Company, a Delaware corporation (the "Company"), Scandinavian Incentive Holdings, B.V., a corporation organized under the laws of the Netherlands ("SIH"), and Incentive AB ("Incentive"), a corporation organized under the laws of the Kingdom of Sweden and the sole stockholder of SIH.

                              W I T N E S S E T H

                  WHEREAS, SIH is the owner, beneficially and of record, of 10,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"); and

                  WHEREAS, the Company desires to redeem 4,000,000 shares of Common Stock (the "Shares") from SIH substantially simultaneously with the purchase by Vestar Equity Partners, L.P., a Delaware limited partnership ("Vestar"), Harvard Private Capital Holdings, Inc., a Massachusetts corporation ("Harvard"), American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership ("AIP"), and certain members of the Company's management (the "Management Purchasers" and, together with Vestar, Harvard and AIP, the "Buyer"), collectively, of the remaining 6,000,000 shares pursuant to the SIH Purchase (as defined below), and SIH is willing to sell the Shares to the Company upon the terms and subject to the conditions stated herein (the "Redemption");

                  WHEREAS, substantially simultaneously with, and as a condition to, the consummation of the Redemption, Buyer will purchase (at a price equal to the Redemption Price paid by the Company for each share redeemed by the Company in the Redemption) from SIH 6,000,000 shares of Common Stock (the "SIH Purchase") pursuant to the SIH Purchase Agreement, dated as of the date hereof, among SIH, Incentive, Vestar, Harvard AIP and the Management Purchasers (the "SIH Purchase Agreement"), a copy of which is attached as Exhibit A hereto;

                  WHEREAS, the respective Board of Directors of each of the Company, SIH and Incentive have approved the Transaction (as defined herein) and the execution, delivery and performance of the Transaction Documents (as defined herein) to which it is a party;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SIH, Incentive and the Company hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                  SECTION 1.1. Definitions. As used in this Agreement, terms defined in the preamble and recitals to this Agreement shall have the meanings given to them therein and the following capitalized terms shall have the following respective meanings:

                  "Acquisition Proposal" shall have the meaning specified in
         Section 6.1.

                  "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in Boston, Massachusetts, New York, New York,

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         Pittsburgh, Pennsylvania or Stockholm, Sweden are authorized or required by law or executive order to remain closed.

                  "Closing" shall have the meaning specified in Section 3.1.

                  "Closing Date" shall have the meaning specified in Section
         3.1.

                  "Existing Stockholders Agreement" shall mean the Stockholders Agreement, dated as of January 31, 1995, by and among SIH, the Voting Trust and the Company, and joined for certain limited purposes by Vestar/Company Investors, L.P., Vestar Capital Partners, Inc., William
         E. Kassling, Emilio A. Fernandez and Incentive.

                  "Redemption Price" shall have the meaning specified in
         Section 2.1.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Transaction" shall mean the collective reference to the SIH Purchase and the Redemption.

                  "Voting Trust" shall mean the Voting Trust created pursuant to the Voting Trust Agreement.

                  "Voting Trust Agreement" shall mean the Second Amended WABCO Voting Trust/Disposition Agreement, dated as of December 13, 1995, by and among the trustholders and the trustees parties thereto.

                                   ARTICLE II
                              REDEMPTION AND SALE

                  SECTION 2.1. Redemption of Common Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), the Company agrees to redeem from SIH and SIH agrees to sell to the Company the Shares. In consideration for the sale by SIH of the Shares, SIH will be paid $44,000,000 (the "Redemption Price"), a Redemption Price of $11.00 per Share.

                                  ARTICLE III
                                  THE CLOSING

                  SECTION 3.1. Closing; Deliveries. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 hereof, the closing of the Redemption (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, on March 31, 1997 or as soon as practicable following the satisfaction (or, where permissible, due waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article 7 hereof, or on such other date and at such other time and place as may be mutually agreed upon by the parties hereto. The date on and time at which the Closing actually occurs being hereinafter referred to as the "Closing Date."

                  (b) At the Closing, on the terms and subject to the conditions of this Agreement, (i) the Company shall wire transfer to the bank account specified in writing by SIH not later than two Business Days prior to the Closing Date immediately available funds in the amount of the Redemption Price, against delivery by SIH of certificates representing the Shares, and
(ii) SIH

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shall deliver to the Company, against delivery by the Company of the Redemption
Price, stock certificates representing the Shares, duly endorsed for transfer to the Company by SIH or accompanied by stock powers duly executed in favor of the Company, and, in either case, accompanied by such other documents as may be necessary to transfer record ownership of the Shares on the stock transfer books of the Company, together with evidence of payment of any applicable transfer and documentary stamp taxes and other fees.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  SECTION 4.1. Representations of the Company. The Company represents and warrants to SIH and Incentive that:

                  (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and the Company has the corporate power and authority to own and operate its properties and conduct its business as it is presently conducted;

                  (b) the Company has all requisite corporate power and authority to execute and deliver this Agreement, and any other document necessary to consummate the Redemption;

                  (c) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate action on the part of the Company is required therefor;

                  (d) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

                  (e) neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby to be consummated by it will: (i) violate the certificate of incorporation or by-laws of the Company;
         (ii) violate any law, rule, regulation, order, judgment, injunction, ruling or decree of any court or governmental authority applicable to it or any of its assets; or (iii) with or without notice or lapse of time or both, require any consent, approval or notice under, constitute a violation of or default under, conflict with, give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, encumbrance or other charge upon any of its assets under, any contract, agreement, note, mortgage, license, permit or instrument by which it is bound or to which its assets are subject;

                  (f) no consent, approval, order or authorization of, or exemption by, or filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby to be consummated by it, other than the consents of the Company's principal lenders and holders of the Company's Senior Notes referenced in Section 7.2 (f) and (g), respectively, and filings with the SEC required to be made by it after the Closing;

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                  (g) there is no litigation or proceeding pending, or to the actual knowledge of the executive officers of the Company, threatened or any investigation pending or threatened against the Company which would prohibit the Company from consummating, or otherwise impair its ability to consummate, the Transaction; and

                  (h) the Company has financing available to complete the Redemption.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF SIH AND INCENTIVE

                  SECTION 5.1. Representations of SIH and Incentive. SIH and Incentive, jointly and severally, represent and warrant to the Company that:

                  (a) each of SIH and Incentive is duly organized and validly existing under its jurisdiction of incorporation;

                  (b) each of SIH and Incentive has all requisite corporate power and authority to execute and deliver this Agreement and the SIH Purchase Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it;

                  (c) the execution and delivery of this Agreement and the SIH Purchase Agreement by each of SIH and Incentive and the consummation by each of SIH and Incentive of the transactions contemplated hereby and thereby to be consummated by each of them have been duly and validly authorized and approved by all necessary corporate or other action required on the part of each of SIH and Incentive;

                  (d) this Agreement has been duly executed and delivered by each of SIH and Incentive;

                  (e) when executed and delivered by SIH and Incentive, this Agreement and the SIH Purchase Agreement each will constitute a legal, valid and binding obligation, enforceable against each of SIH and Incentive in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

                  (f) neither SIH nor Incentive has employed any broker, finder or agent nor agreed to pay to any person any broker's fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby;

                  (g) there is no litigation or proceeding pending or, to the actual knowledge of the executive officers of SIH or Incentive, threatened or any investigation pending or threatened against SIH or Incentive which would prohibit either SIH or Incentive from consummating, or otherwise impair the ability of either SIH or Incentive to consummate, any of the transactions contemplated hereby;

                  (h) on the date hereof SIH does, and on the Closing Date SIH will, own the Shares of record and beneficially and the Shares are fully paid and nonassessable;

                  (i) on the date hereof, SIH has, and on the Closing Date SIH will have, good, valid and marketable title to the Shares free and clear of all claims, liens, encumbrances,

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         restrictions (including without limitation restrictions on the power to vote or dispose of the Shares), security interests and charges of any nature whatsoever, including without limitation any preemptive right or right of first refusal or first offer of any party (except for those restrictions set forth in the Existing Stockholders Agreement) or any agreement, arrangement or understanding regarding the sale or transfer of the Shares (other than this Agreement, the SIH Purchase Agreement and the Existing Stockholders Agreement);

                  (j) on the Closing Date, upon delivery to the Company of the Shares by SIH in exchange for the Redemption Price, the Company will receive good, valid and marketable title to the Shares, free and clear of all claims, liens, encumbrances, restrictions, security interests and charges of any nature whatsoever;

                  (k) neither the execution, delivery and performance by SIH and Incentive of this Agreement and the SIH Purchase Agreement nor the consummation by each of them of the transactions contemplated hereby or thereby will: (i) violate any organizational document of SIH or Incentive; (ii) violate any law, rule or regulation, order, judgment, injunction, ruling or decree of any court or governmental authority applicable to SIH or Incentive or any of their respective assets; or
         (iii) with or without notice or lapse of time or both, require any consent, approval or notice under, constitute a violation of or default under, conflict with, give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, encumbrance or other charge upon any of the assets of SIH or Incentive under, any contract, agreement, note, mortgage, license, permit or instrument by which either SIH or Incentive is bound or to which either of their respective assets is subject, except for the waiver by the Company of its right of first refusal under the Existing Stockholders Agreement; and

                  (l) no consent, approval, order or authorization of, or exemption by, or filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by SIH or Incentive in connection with the execution, delivery and performance by each of SIH and Incentive of this Agreement and the SIH Purchase Agreement or the consummation by them of the transactions contemplated hereby and thereby (other than any filings with the SEC required to be made by Incentive or SIH after the Closing).

                   (m) as of the date hereof, Incentive is not aware of any discussions regarding any Acquisition Proposal after October 30, 1996.

                                   ARTICLE VI
                                   COVENANTS

                    SECTION 6.1.  Covenants of the Parties.

                  (a) Further Assurances and Cooperation. Subject to the terms and conditions hereof, (i) each of the parties hereto agrees to use its reasonable best efforts to effect the Closing of the Redemption by March 31, 1997 and (ii) each of the parties hereto agrees to use its reasonable best efforts to insure that the conditions set forth in
         Article VII are satisfied, insofar as such matters are within the control of such party.

                  (b) Public Announcements. Each of the parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction and other matters contemplated hereby and will not issue any such press release or make any other public statement prior to such consultation, and, except to the

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         extent that outside counsel advises that applicable law requires otherwise, any such press release or public statement will be approved in advance by each of the parties hereto.

                  (c) Other Acquisition Proposals. (i) Incentive and SIH will not, directly or indirectly, through any officer, director, representative, affiliate or agent (A) solicit, initiate, encourage or assist in the submission of any inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of assets of the Company, or any equity interest in, the Company (including any Shares), or any other form of recapitalization transaction involving the Company, or any merger, consolidation, business combination, spin-off, liquidation or similar transaction involving the Company other than the Transaction (each an "Acquisition Proposal"), (B) participate in any discussions or negotiations regarding an Acquisition Proposal or furnish to any person or entity (other than Buyer or the Company) any information concerning the Company or the proposed Transaction, (C) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Buyer or the Company) to make or enter into an Acquisition Proposal or (D) sell, assign, convey or transfer the Shares or any interest therein or grant any right to acquire any of the foregoing or agree or propose to do any of the foregoing.

                           (ii) If either Incentive or SIH receives any inquiry, proposal or offer to enter into any transaction of the type referred to in Section 6.1(c)(i) (A), (B), (C) or (D) above, such party will inform the Company of the terms thereof, except to the extent prohibited by applicable law, rule or regulation of any governmental authority or stock exchange by which Incentive or SIH is bound.

                           (iii) Except to the extent that outside counsel advises that applicable law requires otherwise, neither Incentive, SIH nor any of their respective officers, directors, representatives, affiliates or agents will disclose to any person, without the prior written consent of the Company, the fact that Incentive and SIH have entered into this Agreement and are engaged in the Transaction.

                  (d) Expenses. Each of the parties hereto will pay its own expenses incurred or to be incurred in connection with the Transaction.

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

                  SECTION 7.1. Conditions Precedent to Each Party's Obligation to Effect the Closing. The obligation of each party hereto to consummate the Closing hereunder shall be subject to the satisfaction (or, where permissible, waiver by the party or parties, as the case may be, entitled to the benefits thereof) on the Closing Date of each of the following conditions:

                  (a) no preliminary or permanent injunction or other order issued by any United States federal or state court or any court in the Kingdom of Sweden of competent jurisdiction or by any United States federal or state governmental or regulatory body or any governmental or regulatory body of the Kingdom of Sweden nor any statute, rule, regulation or order of any United States federal or state governmental authority or governmental authority of the Kingdom of Sweden shall be in effect which (i) restrains, enjoins or otherwise prohibits the Company, SIH or Incentive from consummating the Transaction or (ii) impose any material limitations on the Company's ability to exercise full rights of ownership of the Shares; and

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                  (b) substantially simultaneously with the Closing, the SIH
         Purchase shall be consummated in accordance with the SIH Purchase Agreement.

                  SECTION 7.2. Conditions Precedent to the Obligation of the Company. The obligation of the Company to effect the Closing shall be subject to the satisfaction (or, where permissible, waiver by the Company) on the Closing Date of each of the following conditions:

                  (a) each of SIH and Incentive shall have performed and complied in all material respects with each of its agreements and covenants contained herein to be performed or complied with by SIH or Incentive, as the case may be, on or prior to the Closing Date;

                  (b) each of the representations and warranties of SIH and Incentive contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date);

                  (c) the Company shall have received a certificate to the effect that the conditions set forth in the foregoing clauses (a) and
         (b) have been satisfied, signed by the Chief Executive Officer, President, Chief Financial Officer or any Vice President of SIH and Incentive;

                  (d) there shall not have occurred any event that could reasonably be expected to have a material adverse effect on the business, assets, properties, operations (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole;

                  (e) there shall not have occurred any material disruption or any other event that could reasonably be expected to have a material adverse effect on the financial, banking or capital markets in the United States;

                  (f) prior to or concurrently with the Closing the First Amendment and Waiver Agreement dated as of February 28, 1997 among the Company, certain of the Company's subsidiaries and the Company's principal lenders relating to the Credit Agreement, dated as of January 31, 1995, amended and restated as of February 15, 1995, amended and restated as of June 9, 1995, and amended and restated as of September 19, 1996, shall have been executed and delivered by the parties thereto and shall be effective in the form of Exhibit B hereto;

                  (g) prior to or concurrently with the Closing the requisite majority of the holders of the Company's 9 3/8% Senior Notes Due 2005 shall have consented to the amendments in the form of Exhibit C hereto proposed by the Company to the Indenture dated as of June 20, 1995 pursuant to which such Senior Notes were issued so as to permit the Redemption; and

                  (h) Vestar, Harvard and AIP shall have executed and delivered the Amended and Restated Stockholders Agreement in the form of Exhibit D hereto and Vestar, Harvard and AIP shall have executed and delivered the Registration Rights Agreement in the form of Exhibit E hereto.

                  SECTION 7.3. Conditions Precedent to the Obligations of SIH and Incentive. The obligations of each of SIH and Incentive to effect the Closing shall be subject to the satisfaction (or, where permissible, waiver by SIH and Incentive) on the Closing Date of all of the following conditions:

                 (a) the Company shall have performed and complied in all material respects with each of its agreements and covenants contained herein to be performed or complied with by the Company on or prior to the Closing Date;

                  (b) each of the representations and warranties of the Company contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date);

                  (c) SIH and Incentive shall have received a certificate to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been satisfied, signed by the Chief Executive Officer, President, Chief Financial Officer or any Vice President of the Company; and

                  (d) SIH and Incentive shall have received a letter from the Company substantially in the form of Exhibit F hereto.

                                  ARTICLE VIII
                      TERMINATION; SUCCESSORS AND ASSIGNS

                  SECTION 8.1. Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (i) by the mutual written consent of the Company, SIH and Incentive; or

                  (ii) by either of the Company, SIH or Incentive in writing, if the Closing shall not have occurred on or before March 31, 1997, provided that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement, or whose breach of any representation or warranty by it set forth herein, has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

                  (b) In the event of the termination of this Agreement pursuant to Section 8.1(a) hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall be of no further force and effect, except that the provisions of this Article VIII and Sections 6.1(b) and (d) and Article IX hereof shall remain in full force and effect. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or other injunctive relief would be otherwise available to a party hereunder. Nothing in this Section 8.1 shall be deemed to relieve any party from any liability for any breach by such party of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 8.2. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Incentive and SIH, on the one hand, and the Company, on the other hand, may, by an instrument in writing signed on behalf of such party, waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. In particular, it is acknowledged and agreed that the Company may not waive the condition set forth in Section 7.1(b) as conditions to the obligations of SIH and Incentive to effect the Closing.

                                   ARTICLE IX
                                 MISCELLANEOUS

                  SECTION 9.1. Conciliation and Arbitration. (a) If any dispute, claim or difference arises out of or relating to this Agreement (a "Dispute"), the parties hereto shall use their reasonable best efforts to resolve the Dispute and, if they so desire, may consult outside experts for assistance in arriving at such a resolution.

                  (b) Any Dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") effective as of the commencement of the arbitration (the "Rules"), except as such Rules may be modified as provided herein. The arbitration shall be held in New York, New York, unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof provided, however, that nothing contained in this Section 9.1 shall be construed to preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. The arbitral tribunal shall be composed of three arbitrators, whose names shall be set forth on a list of arbitrators approved by the AAA and who shall be experienced litigators admitted to practice law in the State of New York. The Company shall appoint one arbitrator and SIH and Incentive shall together appoint one arbitrator; provided that to the extent any Dispute relates only to SIH, SIH shall appoint such arbitrator. A third arbitrator shall be nominated in accordance with Rule 14 of the Rules. The two arbitrators thus appointed shall attempt to agree upon the third arbitrator to act as chairperson of the arbitration tribunal. If said two arbitrators fail to appoint the chairperson within thirty days from the date of appointment of the second arbitrator, upon written request of either party to the AAA, such appointment shall be made in accordance with Rule 13 of the Rules. The arbitrators shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement; provided, however, that the arbitrators shall have the power to decide all questions with respect to the interpretation and validity of this Section 9.1. The arbitration shall be conducted, and the award shall be rendered, in the English language. An arbitrator may not act as an advocate for the party nominating him, and all three arbitrators shall be impartial and unbiased. A majority vote by the three arbitrators shall be required on any decision made by them; provided, however, that lacking such a majority in the case of questions of amounts of dollar or other quantities the vote for the greatest amount or quantity shall be deemed to be a vote for the amount or quantity next in magnitude in order to form a majority for such vote. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. Any such discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within thirty days after the appointment of the arbitration panel. This agreement to arbitrate shall be binding upon the successors and assigns of any party hereto. Except to the extent required by law or court or administrative order, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings any information about the arbitration proceeding or hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party the expected date of hearing or the award made.

                  (c) Subject to and not in any way limiting the preceding subparagraph, each of the parties hereto irrevocably consents and submits to the jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Southern District of New York or any court of competent jurisdiction in New York, New York, including, but not limited to, any action to enforce an award rendered pursuant to the preceding subparagraph. SIH and Incentive hereby appoint CT Corporation System as their agent for service of process in

New York and the Company hereby appoints Reed Smith Shaw & McClay, 375 Park Avenue, New York, New York 10152, Attention: Ruth S. Perfido, Esq., as its agent for service of process in New York. The submission of the parties to jurisdiction as set forth in this Section 9.1(c) does not constitute and shall not be deemed a consent to jurisdiction for any purpose other than those expressly set forth in this Agreement.

                  SECTION 9.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

                  SECTION 9.3. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand,
(b) five Business Days after it is mailed, certified or registered mail, return receipt requested with postage prepaid, (c) when answered back if sent by telecopy (with receipt confirmed) or (d) three Business Days after it is sent by express delivery service, as follows:

                  (a)      if to the Company, to:

                           Westinghouse Air Brake Company
                           1001 Air Brake Avenue
                           Wilmerding, Pennsylvania 15148
                           Attention:  Robert Brooks
                           Telephone No.:  (412) 825-1315
                           Telecopier No.:  (412) 825-1156

                  with a copy to:

                           Reed Smith Shaw & McClay
                           435 Sixth Avenue
                           Pittsburgh, Pennsylvania 15219
                           Attention:  David L. DeNinno
                           Telephone No.:  (412) 288-3214
                           Telecopier No.:  (412) 288-3063

                  (b)      if to SIH, to:

                           Scandinavian Incentive Holdings, B.V.
                           c/o Incentive AB
                           Hamngatan 2
                           S-11147 Stockholm, Sweden
                           Attention:  Mr. Mikael Lilius
                           Telephone No.:  (011) 46-8-613-65-17
                           Telecopier No.:  (011) 46-8-611-81-61

                  with a copy to:

                           Adokatfirman Vinge KB
                           Smalandsgatan 20, Box 1703
                           S-111 87 Stockholm, Sweden
                           Attention:  Hans Wibom, Esq.
                           Telephone No.:  (011) 46-8-614-31-45
                           Telecopier No.:  (011) 46-8-614-31-90

                  (c)      if to Incentive, to:

                           Incentive AB
                           Hamngatan 2
                           S-111 47 Stockholm, Sweden
                           Attention:  Mr. Mikael Lilius
                           Telephone No:  (011) 46-8 613-65-17
                           Telecopier No:  (011) 46-8-611-81-61

                  with a copy to:

                           Adokatfirman Vinge KB
                           Smalandsgatan 20, Box 1703
                           S-111 87 Stockholm, Sweden
                           Attention:  Hans Wibom, Esq.
                           Telephone No.:  (011) 46-8-614-31-45
                           Telecopier No.:  (011) 46-8-614-31-90

                  SECTION 9.4. Entire Agreement. This Agreement, the Transaction Documents and the other Exhibits hereto constitute the entire agreement among the parties hereto and supersede any prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

                  SECTION 9.5. Successors and Assigns. This Agreement shall not be assignable by SIH or Incentive without the prior written consent of the Company or by the Company without the prior written consent of SIH and Incentive. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  SECTION 9.6. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  SECTION 9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  SECTION 9.9. Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing, except for the representations and warranties made by each of SIH and Incentive in Sections 5.1 (h), (i) and (j).

                  SECTION 9.10. Severability. The provisions of the Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not effect the validity or enforceability of the other provisions hereof.

                  SECTION 9.11. Existing Stockholders Agreement. The Company hereby acknowledges and agrees that all obligations owed by SIH and its affiliates to the Company under the Existing Stockholders Agreement (other than under Section 10 thereof) are terminated effective as of the Closing. SIH hereby acknowledges and agrees that all rights and benefits accruing to SIH and its affiliates under the Existing Stockholders Agreement are terminated effective as of the Closing.

                  SECTION 9.12. Registration Rights Agreement. SIH hereby acknowledges and agrees that all rights and benefits accruing to it under that certain Common Stock Registration Rights Agreement, dated as of January 31, 1995, with the Company are terminated effective as of the Closing.

                  IN WITNESS HEREOF, the undersigned have executed this agreement as of the date first above written.

                              WESTINGHOUSE AIR BRAKE COMPANY

                              By: ________________________________

                              Title: _____________________________

                              SCANDINAVIAN INCENTIVE HOLDINGS, B.V.

                              By: ________________________________

                              Title: _____________________________

                              INCENTIVE AB

                              By: ________________________________

                              Title: _____________________________